Exhibit 10.21(ii)
Addendum (No. 1) to the Unprotected Lease Contract
Executed and signed on the 17 day of the month of December, 2006
BY:
Af-Sar Ltd.
Of 4 Derech Hahoresh, Yehud
(Hereinafter: “The Landlord”)
On the One Part;
AND BETWEEN:
Topspin Medical (Israel) Ltd.
(Private Company 51-283606-5
of 2 Yodfat Street, Lod
(Hereinafter: “The Tenant”)
On the Second Part;

WHEREAS:	On 3.7.2003 the parties entered an unprotected lease contract and appendices thereto (hereinafter: “The Lease Contract”), with respect to an area of Building No. 2 (Brosh) in the “Global Park” project in Lod (hereinafter: “The Building”) with a total area of approximately 1,100 gross square meters, including the relative portion of the public areas pertaining to the communal use thereof as defined in the lease contract (hereinafter: “The Premises”);

AND WHEREAS:	It was agreed between the Landlord and the Tenant that the Tenant would lease an additional area, all as defined, set forth and stipulated in this addendum below;

AND WHEREAS:	It was agreed between the Landlord and Tenant that the Tenant would be granted the right to extend the lease period of premises, all as set forth and stipulated in this addendum below;

Therefore It Is Agreed, Stipulated And Declared Between The Parties As Follows:
1.	The preamble to this addendum and appendices hereto constitute an integral part hereof.
Leasing the Additional Area
2.	The Tenant hereby leases from the Landlord and the Landlord hereby leases to the Tenant the area on the 3rd floor of the building outlined in green on the drawing attached to this addendum as Appendix “A” (hereinafter: “The Additional Area”).

3.	All the terms of the lease based on which the Tenant leases the additional area will be the terms set forth in the lease contract, mutatis mutandis and subject to the provisions in this addendum above and below. The provisions of this addendum are not intended to amend or change the lease contract with respect to the premises unless explicitly stated otherwise but rather to apply the provisions of the lease contract only to the leasing of the additional area subject to the adjustments and/or changes and/or additions set forth in this addendum below.

4.	The area of the additional area (including having the public areas available to the Tenant as referenced in the lease contract) being 177.2 square meters – gross. The area pursuant to the allocation of 145.3 square meters. The parties confirm and accept the foregoing area data as agreed upon global data and no survey insofar as executed of any of the areas will change this data, whether or not it serves to expand or reduce the area. All the payments applicable to the Tenant and which derive from the area of the additional area will be therefore calculated based on 177.2 square meters –gross.

5.	The lease period of the additional area will begin on February 1, 2007 and will end on January 31, 2012 (hereinafter; “The Additional Area Lease Period”). The Tenant is

not granted any right to extend the additional area lease period. Notwithstanding the provisions of Section 4.2 of Appendix “A” to the lease contract, the Tenant will have the right to shorten the additional area lease period only whereupon the lease period of the premises comes to an end (on 30.11.2008), and this also subject to the following cumulative terms: (a) The Tenant gave an unreserved and unconditional written notice to the Landlord pertaining to its desire to end the additional area lease period on the foregoing date by no later than 30.7.2008 (hereinafter: “The Notice”); (b) the Tenant paid and cleared, by no later than 30.9.2008, the monetary compensation of a sum equal to the number of months that the additional area lease period was shortened due to it being shortened (38 months) divided by the number of months in the additional area lease period (60 months) and multiplying it by 250 US Dollars as well as the area of the additional area in square meters (prior to allocation) [i.e. 145.3 square meters x $250 x 38 months x 1/60] and a total of 23,005 US Dollars to be paid in New Shekels pursuant to the US Dollar representative rate on August 31, 2006 being 4.364 NIS per $1 (hereinafter: “The Basic Dollar Rate”), i.e. – a total of NIS 100,397.45, whereby this amount will be linked to the Consumer Prices Index (general index) known on August 31, 2006 which was 104.7 (based on the average of the 2002 fiscal year = 100.0) (hereinafter: “The Basic Index”) and in addition to VAT prescribed by law (hereinafter: “The Compensation Amount”). The Tenant’s notice will not be valid unless the foregoing compensation amount is paid and cleared by no later than 30.9.2008.

6.	The monthly rent per gross square meter that the Tenant is to pay the Landlord for the additional area for each and every month of the additional area lease period will be as follows: a sum in NIS equal to 11 (eleven) US Dollars per additional gross square meter (177.2x X11), calculated pursuant to the basic Dollar, linked to the basic index (“Rent For The Additional Area”) in addition to VAT prescribed by law added thereto.

7.	Management and Maintenance fees due on the additional area will be based on the accepted tariffs in the building and in accordance with the management fees tariff per gross square meter charged for the premises (“Maintenance Fees”).

8.	Rent for the additional area, maintenance fees and VAT thereon will be paid on the dates and pursuant to the terms determined therefore in the lease contract and Appendix A to the lease contract, however, rent for the additional area, maintenance fees and VAT for the first three months of the lease for the additional area will be paid to the Landlord as a deposit on the date this addendum is signed.

9.	Commencing from the start of the additional area lease period and until it ends the Tenant will be entitled to use 5 (five) parking spaces in the building’s parking lot, marked in the Tenant’s name and the Landlord will make available to the Tenant the appropriate entry means to the parking lot for this period without the Tenant being charged usage fees or parking fees in consideration thereof (to the exclusion of rates which will be applicable to the Tenant). The Landlord will have the right to change the location of the parking spaces as noted above, from time to time.

10.	On the date permission is given, as defined in Appendix “B” to this addendum, the additional area will be made available to the Tenant in an AS IS condition at that time and all the adjustment work in the additional area for the Tenant’s purposes will be carried out as set forth in Appendix “B” (hereinafter: “The Tenant’s Work”). To dispel any doubt it is clarified that any internal construction in the additional area, including but not limited to the various systems will, at the end of the additional area lease period, become the Landlord’s property and will be left in the additional area by the Tenant unless the Landlord instructs otherwise at its discretion, whereby then the Tenant will have to vacate the additional area of any such construction and/or installations.

11.	Up to no later than seven business days from the date this addendum is signed by the Tenant, the Tenant will issue the Landlord a supplementary bank guarantee in accordance with the provisions of Section 20 and Appendix A to the lease contract, to adjust the securities to the increase in the area of the premises and payment of rent as noted in this addendum (i.e. a supplementary guarantee of a sum of NIS 72,264 linked to the basic index). The guarantee pursuant to the lease contract and the supplementary guarantee will jointly and severally serve as the Tenant’s undertaking under the lease contract and the Tenant’s undertakings pursuant to this addendum.

12.	The Tenant undertakes to execute and maintain the insurance policies that it is to execute pursuant to the lease contract also for the additional area and furnish the Landlord confirmation from its insurance carrier in accordance with the terms and dates determined in the lease contract.

13.	Any phrase referenced in this addendum will assume the same meaning attributed thereto in the lease contract unless explicitly determined otherwise in this addendum.
The Option To Extend The Lease Of The Premises (will not apply with respect to the additional area:
14.	Notwithstanding the provisions of Section 4.1 of the lease contract and Appendix A thereto, at the end of the lease period pursuant to the lease contract the Tenant will have the right to extend the lease period of the premises for an additional period to begin on December 1, 2008 and end on January 31, 2012 (hereinafter: “The Option Period”) provided that an unreserved and unconditional written notice pertaining to its intent to extend the lease period as above is furnished to the Landlord no later than by 1.8.2008.

15.	Monthly rent per gross square meter that the Tenant is to pay the Landlord for the premises during the option period will be as follows: a sum in NIS equal to 11 (eleven) US Dollars per gross square meter of the premises which will be paid based on the basic US Dollar rate whereby this sum will be linked to the basic index and VAT will be added thereto.

16.	All the rest of the lease contract terms and appendices thereto will continue to apply to the leasing of the premises by the Tenant during the option period with no changes.
General
17.	The Tenant will be entitled to assign and/or endorse all of its rights and obligations under this addendum in connection with the premises and in connection with the additional area (hereinafter: “The Assignment”) to any Israeli company it controls, an Israeli company that controls the Tenant or an Israeli company controlled by the Tenant’s controlling owner (each one of these below will be referred to as the: “Transferee”) provided that the Tenant remains guarantor for the fulfillment of all the Transferee’s obligations as noted. Such an assignment will not be executed nor valid unless subject to the Landlord, Tenant and Transferee engaging in an assignment agreement acceptable to the Landlord to settle and legalize the assignment. With respect to this section, “control” as defined in the lease contract.

18.	The provisions of Section 17 above will also apply with respect to an assignment as defined above to a “foreign company”, as defined in the Companies Law, 5759-1999 (hereinafter: “The Law”) provided that the foreign company confirms in writing and in advance to the Landlord all of the following:
18.1	The foreign company was registered as such with the Companies Registrar in Israel insofar as it must do so pursuant to the law and fulfilled the provisions of the law concerning said company.

18.2	This contract will be interpreted and executed only pursuant to the laws of the State of Israel.

18.3	The exclusive jurisdiction in connection with the interpretation of this contract, execution and implementation hereof will only be granted to the competent court, from a material aspect, in the city of Tel-Aviv-Yaffo and the foreign company waives any assertion pertaining to negating the foregoing jurisdiction of the courts.

18.4	The foreign company’s address for the purpose of serving court papers and various notices will be the premises located at 2 Yodfat Street, Lod or another address in Israel which the foreign company notifies the Landlord thereof in advance and in writing.

18.5	The foreign company explicitly waives any need to serve papers outside the State of Israel.
In Witness Hereof The Parties Have Hereto Set Their Hands At The Place And On The Date Stipulated Above In The Title To This Addendum:

Af-Sar Ltd.	Topspin Medical (Israel) Ltd.

APPENDIX “A”
Tenant Area Drawing

APPENDIX “B”
Carrying Out the Internal Adjustments by the Tenant
The Tenant will show the Landlord the Tenant’s plans (as defined below). The Landlord will approve the Tenant’s plans or will comment on them within 7 business days from the day the plans are received. Within 3 business days from the date the Tenant’s plans are approved by the Landlord and subject to and following the Tenant fulfilling its obligations pursuant to Sections 11 and 12 of the addendum to which this appendix is attached, the additional area will be made available to the Tenant in an AS IS condition (hereinafter; “Commencement of the Performance of the Work” or “Date Permission Was Given”) in order for the Tenant to perform, at its expense, subject to the Landlord’s contribution as set forth below, all the work necessary to adapt the internal additional area to its needs (hereinafter: “The Tenant’s Work”) whereby the Landlord will contribute to the cost of the Tenant’s work being performed to a total sum of only 250 US Dollars per square meter of the net additional area (145.3 x 250) calculated pursuant to the basic dollar rate and linked to the basic index in addition to VAT prescribed by law (hereinafter: “The Building Budget”).
The building budget will be paid to the Tenant as follows:
A sum in NIS equal to the building budget in addition to VAT prescribed by law will be paid to the Tenant based on terms of current + 60 days following completion of the Tenant’s work in the additional area and occupancy thereof by the Tenant after performance testing and verification of the work actually be completed, as against the issuance of copies of the invoices from the contractors pertaining to the Tenant’s work performed at a sum of no less than the building budget and as against receiving confirmation from the Tenant with respect to it having no claims against the Landlord (insofar as the building budget and Tenant’s work are concerned) signed by the Tenant and as against a duly executed tax invoices by the Tenant executed in the Landlord’s name.
It is clarified that a delay in the performance and/or completion of the Tenant’s work will not postpone the date upon which the Tenant’s payments are to begin pursuant to this addendum (i.e. 1.2.2007) unless the delay in performance and/or completion of said work is postponed due to an act or omission by the Landlord that are outside the scope of its rights and/or remedies pursuant to this addendum.
1.	The Tenant’s work will be performed by the Tenant or on its behalf at the Tenant’s responsibility and expense (subject to the Landlord’s contribution as noted above) to a high standard and using licensed contractors and all only pursuant to the architectural building plans, letters of quantities, specifications and systems plans that were approved in advance and in writing by the Landlord as set forth above (hereinafter: “The Tenant’s Plans”).

2.	The performance of the Tenant’s work will be coordinated with the Landlord and updating the Landlord of all material details. Changes to the Tenant’s plans and/or specifications insofar as executed after the Landlord’s approval has been given will be remitted to the Landlord for approval prior to carrying them out and will not be carried out unless approved by the Landlord who will not refuse unless on reasonable grounds. The Landlord will approve changes to the Tenant’s plans or will comment thereon within 7 business days from the date the revised plans from the Tenant are issued to the Landlord in addition to a description of the requested changes. Without derogating from the generality of the foregoing it is hereby emphasized that any change and/or damage to the shell of the building, including but not limited to making holes and/or openings and such like, will not be carried out by the Tenant unless and insofar as unequivocal approval of work of this type is given by the Landlord in advance and in writing.

3.	The Tenant undertakes that the contractors on its behalf who are to perform the Tenant’s work in the additional area will be duly licensed and registered contractors. The Landlord will not object to the Tenant’s choice of contractors unless on material and reasonable grounds. The Tenant further undertakes that all the materials and products that are intended to be used to carryout the Tenant’s work in the additional area will be of a type and quality that meets the current Israeli standards.

4.	No liability will be imposed upon the Landlord with respect to the Tenant’s work and the Tenant will be exclusively liable with respect to all matters connected and associated with the performance of the Tenant’s work, including but not limited to liability for any damage to property or the person insofar as sustained by a third party, to the Landlord’s property and/or third party property unless such damage was caused as a direct result of a negligent or intentional act or omission by the Landlord and/or anyone acting on its behalf, including but not limited to the management company. Likewise, any liability with respect to the quality of the materials and the Tenant’s work including but not limited to the performance of the Tenant’s work pursuant to the plans and performance thereof in accordance with any law applicable to the Tenant and applicable to the Tenant alone and the Tenant alone will be liable to perform any repairs and maintenance in the Tenant’s work at its expense insofar as required to do so.

5.	The Tenant undertakes to execute and maintain in effect throughout the entire Tenant’s work period the appropriate insurance policies to insure against all the acceptable risks in performing work of the type of work the Tenant is to perform and will furnish the Landlord with confirmation of the fact that the establishment work insurance policies have been executed in the format determined in Appendix “E-1” to the lease contract, before starting any of the Tenant’s work and before any equipment whatsoever is placed by the Tenant or on the Tenant’s behalf in the additional area.

6.	Without derogating from the Tenant’s liability under this agreement and without imposing upon the Landlord any liability whatsoever, the Landlord, through its representatives, will have the right to enter the additional area at any time during the course of performing the Tenant’s work and this in order to check that the provisions of this addendum are being adhered to by the Tenant, including but not limited to inspecting the quality of the materials the Tenant is using in executing the work pursuant to the approved plans. If the Landlord determines, in good faith, that the Tenant has not adhered to any one of the provisions in this addendum then the

Landlord will have the right to instruct the Tenant, through its representative at the site, to perform an act imposed upon the Tenant pursuant to this addendum or to avoid carrying out an act that is prohibited by the Tenant pursuant to the provisions of this addendum and the Tenant will abide by this instruction.

7.	Without derogating from the provisions anywhere else in this addendum, the Tenant hereby explicitly declares that it is exclusively responsible to obtain any license and/or permit and/or authorization insofar as required by law to perform the Tenant’s work and that it undertakes to perform all the Tenant’s work and to oversee such work in accordance with this addendum and the provisions of the law. Any authorization and/or approval insofar as granted to the Tenant by the Landlord will remain in effect only subject to the provisions of the law. The Landlord will reasonably cooperate with the Tenant and will assist it in obtaining said approvals provided that no cost and/or duty and/or liability are imposed upon the Landlord as a result thereof.

8.	The Tenant undertakes to perform the Tenant’s work pursuant to this addendum by such a manner that avoids insofar as possible and minimizes any interference with the other tenants in the building and/or other contractors performing work in the building and/or development work and/or in the areas adjacent to the additional area.

9.	During the course of performing the Tenant’s work and upon completion thereof the Tenant will itself and/or through someone on its behalf dispose of, at its expenses and responsibility, any waste of any type including but not limited to building debris, ancillary materials, leftovers, remains of packaging and such like to a lawful and authorized waste site.